As filed with the Securities and Exchange Commission on March 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kornit Digital Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12 Ha’ Amal Street, Afek Park, Rosh-Ha’Ayin, Israel	4809246
(Address of principal executive offices)	(Zip Code)

Kornit Digital Ltd. 2025 Share Incentive Plan

(Full Title of the Plan)

Kornit Digital North America Inc.

480 South Dean Street
Englewood, NJ 07631, USA

(Name and address of agent for service)

(201) 608-5750

(Telephone number, including area code, of agent for service)

Copies of communications to:

Assaf Zipori Chief Financial Officer Kornit Digital Ltd. 12 Ha’Amal Street, Afek Park, Rosh-Ha’Ayin 4809246, Israel Tel: +972-3-908-5800	Aviv Avidan-Shalit, Adv. Jonathan M. Nathan, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers the offer, issuance and sale of a total of up to an additional 1,500,000 ordinary shares, par value New Israeli Shekel (“NIS”) 0.01 per share (“Ordinary Shares”), of Kornit Digital Ltd. (“Kornit,” the “Company,” the “Registrant,” “our company,” “we” or “us”) to Kornit’s and/or its subsidiaries’ employees, directors, officers, consultants, advisors and any other persons or entities who provide services to them under the Kornit Digital Ltd. 2025 Share Incentive Plan, as amended (the “2025 Plan”). All of these Ordinary Shares are available for issuance pursuant to potential future grants under the 2025 Plan.

Pursuant to Instruction E of Form S-8, the contents of the Company’s registration statement on Form S-8, Commission File No. 333-286158, filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2025, covering offers, issuances and sales of Ordinary Shares under the 2025 Plan, are incorporated herein by reference, and made a part of this Registration Statement, except as amended or supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information concerning the 2025 Plan required by Item 1 of this Registration Statement, and the statement of availability of registrant information and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the 2025 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, will furnish to the Securities and Exchange Commission (the “Commission”) or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to participants in the 2025 Plan pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the 2025 Plan upon written or oral request by contacting:

Kornit Digital Ltd.

12 Ha’ Amal Street, Afek Park,

Rosh-Ha’Ayin 4809246, Israel

Telephone: +972-3-908-5800

Attention: Yair Gerber, Deputy General Counsel

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on March 26, 2026 (the “2025 Form 20-F”);

(b)	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on February 11, 2026 (only the U.S. GAAP financial information contained in the (i) consolidated balance sheets, (ii) consolidated statements of operations and (iii) consolidated statements of cash flows included in the press release attached as Exhibit 99.1 thereto); and

(c)	The description of our Ordinary Shares under “Item 1. Description of Registrant’s Securities to be Registered” in our company’s registration statement on Form 8-A (Commission File No. 001-36903), filed with the Commission on March 31, 2015, as updated by Exhibit 2.2 to the 2025 Form 20-F, and any amendment or report filed for the purpose of further updating that description.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The information contained in the section entitled “Item 6. Indemnification of Directors and Officers” of the Company's Registration Statement on Form S-8 (Commission File No. 333-286158), filed with the Commission on March 27, 2025, is incorporated herein by reference.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1.1	Kornit Digital Ltd. 2025 Share Incentive Plan (1)
4.1.2	Amendment No. 1 to Kornit Digital Ltd. 2025 Share Incentive Plan increasing the number of Ordinary Shares authorized for issuance thereunder*
4.2	Amended and Restated Articles of Association of the Registrant (2)
4.3	Specimen ordinary share certificate of the Registrant (3)
5.1	Opinion of Meitar | Law Offices as to the legality of Kornit Digital Ltd.’s ordinary shares being registered*
23.1	Consent of Kost, Forer, Gabbay and Kasierer, a member firm of Ernst & Young Global, an independent registered public accounting firm*
23.2	Consent of Meitar | Law Offices (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page of this Registration Statement)*
107	Filing Fee Table*

*	Filed herewith

(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-286158), filed with the Commission on March 27, 2025.
(2)	Incorporated by reference to Exhibit 99.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on August 12, 2021.
(3)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-202291), filed with the Commission on March 10, 2015.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the stimateed maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh-Ha’Ayin, Israel, on this 26th day of March, 2026.

Kornit Digital Ltd.

By:	/s/ Assaf Zipori
	Name:	Assaf Zipori
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Kornit Digital Ltd., an Israeli corporation, do hereby constitute and appoint Ronen Samuel, Chief Executive Officer, and Assaf Zipori, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronen Samuel	Chief Executive Officer (Principal	March 26, 2026
Ronen Samuel	Executive Officer)

/s/ Assaf Zipori	Chief Financial Officer (Principal Financial and	March 26, 2026
Assaf Zipori	Accounting Officer)

/s/ Yuval Cohen	Chairman of the Board	March 26, 2026
Yuval Cohen

/s/ Ofer Ben-Zur	Director	March 26, 2026
Ofer Ben-Zur

/s/ Stephen Nigro	Director	March 26, 2026
Stephen Nigro

/s/ Naama Halevi Davidov	Director	March 26, 2026
Naama Halevi Davidov

/s/ Gabi Seligsohn	Director	March 26, 2026
Gabi Seligsohn

/s/ Dov Ofer	Director	March 26, 2026
Dov Ofer

AUTHORIZED REPRESENTATIVE IN

THE UNITED STATES:

Kornit Digital North America, Inc.

By:	/s/ Ilan Shlomo Elad
Name:	Ilan Shlomo Elad
Title:	President

Date: March 26, 2026

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